Integra Bank Corporation

Expected Capital Impact of Branch Divestitures

Buyer Name	Deposits	Loans	Deposit Premium	Number of Branches
	Dollars In Millions			
Bank of Kentucky	$76	$107	$5	5
United Community Bank*	54	51	2	3
The Cecilian Bank*	45	42	2	2
First Security Bank*	188	172	8	8
FNB Bank*	125	91	7	3
Citizens Bank & Trust*	73	82	2	4
Total	$561	$545	$26	25

Increase to bank risk based capital ratios (basis points):

Bank of Kentucky (2009)	65
UCB and Cecilian (Q2, 2010)	65
First Security, FNB Bank and Citizens (Q3, 2010)	310
Total Increase	440

*Amounts shown are estimates based on deposit and loan balances at time of announcement. Actual amounts will be determined at closing of each transaction.